UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2016

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in charter)

Delaware	001-34664	49-1918951
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550

Houston, TX 77002

(Address of principal executive offices) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the o Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the o Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of the Crestwood Nonqualified Deferred Compensation Plan

On November 10, 2016, the compensation committee of the board of directors (the “Board”) of Crestwood Equity GP LLC, a Delaware limited liability company (“CEQP GP”) and the general partner of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”) adopted the Crestwood Nonqualified Deferred Compensation Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan under which designated eligible participants may elect to defer compensation. Eligible participants include select employees of the Partnership and members of the Board.

Pursuant to the Plan and subject to applicable tax laws, participants may elect to defer up to 50% of their base salary and up to 100% of incentive compensation and equity grants earned. In addition to elective deferrals, the Plan permits the Partnership and/or the CEQP GP, as applicable, to make matching contributions and discretionary contributions. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to five (5) years. Payments will be made on March 15 of any year at least one year after the deferral date, or upon separation from service. If a participant’s employment terminates before the designated year, payment is accelerated and paid in a lump sum. Compensation deferred under the Plan represents an unsecured obligation of the Partnership and or CEQP GP.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Crestwood Nonqualified Deferred Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS L.P.

	By:	Crestwood Equity GP LLC its General Partner

Date: November 14, 2016	By:	/s/ Robert T. Halpin
Robert T. Halpin
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Crestwood Nonqualified Deferred Compensation Plan